                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                        (Amendment No.                )*
                                       ---------------

                     PACIFIC INTERNATIONAL SERVICES CORP.
         -------------------------------------------------------------
                               (Name of Issuer)

                                    COMMON
         -------------------------------------------------------------
                        (Title of Class of Securities)


                                  694454-10-9
         -------------------------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior coverage page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- -----------------------                                  ---------------------
  CUSIP NO. 694454-10-9                 13G                PAGE 2 OF 4 PAGES
- -----------------------                                  ---------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      CLASSIC CUSTOM VACATIONS
      77-0021147

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,132,079

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,132,079

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,132,079

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      8.5%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages


         PACIFIC INTERNATIONAL SERVICES CORP./CLASSIC CUSTOM VACATIONS
         -------------------------------------------------------------
                                  SCHEDULE 13G
                                  ------------

Item 1.
- -------

          (a)  Pacific International Services Corp.
          (b)  2841 North Nimitz Highway
               Honolulu, Hawaii 96819
Item 2.
- -------

          (a)  Classic Custom Vacations

          (b)  One North First Street
               San Jose, California 95113

          (c) Classic Custom Vacations is a Calfornia corporation.

          (d)  Common Stock

          (e)  694454-10-9

Item 3.   Not Applicable.
- -------

Item 4.   Ownership.
- -------   ----------

          (a) 1,132,079 shares of Common Stock

          (b)    8.5%

          (c)  (i)  1,132,079
               (ii) Not applicable
               (iii)1,132,079
               (iv) Not applicable

Item 5.   Not Applicable.
- -------

Item 6.   Not Applicable.
- -------

Item 7.   Not Applicable.
- -------

Item 8.   Not Applicable.
- -------

Item 9.   Not Applicable.
- -------

Item 10.  Certification
- --------
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



June 13, 1996                             /s/ STANLEY HELLER
                                       --------------------------------
                                          Stanley Heller
                                          Chief Executive Officer
                                          Classic Custom Vacations,
                                          a California
                                          Corporation